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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported): February 7, 2000
                               (February 2, 2000)

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                       TRI-STATE OUTDOOR MEDIA GROUP, INC.
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             (Exact Name of Registrant as Specified in its Charter)

              KANSAS                    33-59137                 48-1061763
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  (State or Other Jurisdiction        (Commission            (I.R.S. Employer
        of Incorporation)             File Number)          Identification No.)

     3416 HIGHWAY 41 SOUTH, TIFTON, GEORGIA                         31793
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    (Address of Principal Executive Offices)                      (Zip Code)

     (Registrant's telephone number, including area code)    (800) 732-8261

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                                 NOT APPLICABLE
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         (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5. OTHER EVENTS

     On February 2, 2000, Tri-State Outdoor Media Group, Inc. issued the following press release;


                        SGH HOLDINGS ENTERS AGREEMENT TO
                           ACQUIRE PNE MEDIA HOLDINGS

     Tifton, GA. February 2, 2000 -- SGH Holdings, Inc. ("SGH"), the parent company of Tri-State Outdoor Media Group, Inc. ("Tri-State"), announced today that it has entered into a definitive agreement whereby it will acquire substantially all the interests in PNE Media Holdings, Inc. ("PNE"). PNE owns and operates approximately 7,700 outdoor advertising billboard faces primarily in metropolitan markets in 14 states.

     PNE Media Holdings, LLC will be operated as a stand along subsidiary of SGH. SGH will continue to operate Tri-State as a stand along subsidiary. Tri-State owns and operates approximately 13,600 outdoor advertising billboard faces in 31 states. This transaction will not result in a "change of control" under the public debt indenture governing the $100 million, 11% senior notes due 2008 of Tri-State and such existing debt of Tri-State will remain outstanding.

     Sheldon G. Hurst, the Chief Executive Officer of SGH, stated, "We are very excited about this transaction. We are substantially increasing the outdoor advertising assets under the SGH Holdings' umbrella." Completion of this transaction is subject to certain conditions, and it is anticipated that the closing will occur within 90 days.

     Contact: William G. McLendon, Chief Financial Officer Tri-State, 1-800-732-8261


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      TRI-STATE OUTDOOR MEDIA GROUP, INC.


Date: February 7, 2000                By: /s/ William G. McLendon
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                                              William G. McLendon
                                              Chief Financial Officer